Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to 800,000 additional shares of common stock pursuant to the Procera Networks, Inc. 2007 Equity Incentive Plan of our reports dated March 15, 2012, with respect to the consolidated balance sheets of Procera Networks, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and other comprehensive loss, and cash flows for the years ended December 31, 2011, 2010 and 2009, and our report dated March 15, 2012, with respect to the effectiveness of internal control over financial reporting as of December 31, 2011.

/s/ PMB Helin Donovan, LLP

San Francisco, California

August 28, 2012